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Exhibit 3.6

        I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NEWLINK GENETICS CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF OCTOBER, A.D. 2011, AT 11:06 O'CLOCK A.M.

        A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3051879 8100	[SECRETARY OF STATE OF DELAWARE SEAL]	/s/ JEFFREY W. BULLOCK Jeffrey W. Bullock, Secretary of State
111131670		AUTHENTICATION: 9112908
You may verify this certificate online at corp.delaware.gov/authver.shtml		DATE: 10-25-11

State of Delaware Secretary of State Division of Corporations Delivered 11:08 AM 10/25/2011 FILED 11:06 AM 10/25/2011 SRV 111131670 - 3051879 FILE

CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NEWLINK GENETICS CORPORATION

        Charles J. Link, Jr. hereby certifies that:

        ONE:    The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 4, 1999.

        TWO:    He is the duly elected and acting Chief Executive Officer of NewLink Genetics Corporation, a Delaware corporation.

        THREE:    The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the "DGCL"), adopted resolutions amending its Restated Certificate of Incorporation as follows:

        1.     Article IV, Section A is hereby amended to add the following sentence to the beginning thereof:

          "Upon the effectiveness of this Certificate of Amendment, every 2.1 shares of the Company's Common Stock issued and outstanding shall, automatically and without any further action on the part of the respective holders thereof, be combined and converted into one (1) share of the Common Stock, par value One Cent ($0.01) per share, of the Company. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock."

        2.     Article IV, Section A shall further read:

          "The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is 56,000,000 shares, 38,833,334 shares of which shall be Common Stock (the "Common Stock") and 17,166,666 shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of One Cent ($0.01) per share and the Common Stock shall have a par value of One Cent ($0.01) per share."

        3.     Article IV, Section 4. (l) (i) is amended and restated to read as follows:

          "(l)  Automatic Conversion.

            (i)    Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the outstanding Series Preferred, voting together as a single class on an as-if-converted to Common Stock basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least Twenty Million Dollars ($20,000,000) (a "Qualified Public Offering"). Upon such automatic conversion, any accrued and unpaid dividends shall be paid in accordance with the provisions of Section 4(d)."

        FOUR:    Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Sections 228 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Sections 228 and 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

2

        IN WITNESS WHEREOF, NewLink Genetics Corporation, Inc. has caused this CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION to be signed by its Chief Executive Officer this 25 day of October, 2011.

NEWLINK GENETICS CORPORATION
By:	/s/ Charles J. Link, Jr. Charles J. Link, Jr. Chief Executive Officer

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  Exhibit 3.6
CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF NEWLINK GENETICS CORPORATION